EXHIBIT 11.2

                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                      (in thousands, except per share data)



                                       Three Months Ended      Six Months Ended
                                            March 31,              March 31,
                                       ------------------      ----------------
                                        1998        1997       1998        1997
                                        ----        ----       ----        ----

Shares

Weighted average number of common
  shares outstanding                   16,086      13,579     16,039      13,235
Additional shares assuming
  conversion of Stock Options:            580         550        552         551
                                      -------     -------    -------     -------

Weighted average shares outstanding    16,666      14,129     16,591      13,786
                                      =======     =======    =======     =======

Net Income                            $ 4,036     $ 2,437    $ 7,691     $ 4,005
                                      =======     =======    =======     =======

Diluted Earnings Per Share            $  0.24     $  0.17    $  0.46     $  0.29
                                      =======     =======    =======     =======